EXHIBIT 2

                           SECOND AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER



         This Second Amended and Restated Agreement and Plan of Merger (the "Agreement") is made and entered into as of December 20, 2002 by and among Ponte Nossa Acquisition Corp., a Delaware corporation ("PNSO"), VisiJet Acquisition Corporation, a California corporation ("Merger Sub"), and a wholly owned subsidiary of PNSO, and VisiJet, Inc., a California corporation ("VisiJet").

                                    RECITALS
                                    --------

         A. PNSO, Merger Sub and VisiJet are parties to an Amended and Restated Agreement and Plan of Merger dated November 27, 2002 (the "Prior Agreement");

         B. PNSO and VisiJet desire to amend and restate the Prior Agreement in its entirety;

         C. As provided in this Agreement, at the Effective Time (as defined in Section 2.1), each outstanding share of Common Stock of VisiJet ("VisiJet Common Stock") shall be converted into the right to receive one share of PNSO Common Stock, on the terms and subject to the conditions set forth herein.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger (as defined herein) to qualify as a reorganization under the provisions of Section 368(a) of the Code.

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

         1. DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

         "AGREEMENT OF MERGER" has the meaning set forth in Section 2.1 below.

         "CGCL" means the California General Corporation Law, as amended.

         "CLOSING" has the meaning set forth in Section 2.2 below.

         "CLOSING DATE" has the meaning set forth in Section 2.2 below.

         "CONFIDENTIAL INFORMATION" means any information concerning the business and affairs of VisiJet that is not already generally available to the public.

         "CONVERSION RATIO" has the meaning set forth in Section 2.6(a) below.

         "DEPARTMENT" means the California Department of Corporations.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

         "DISSENTING SHARE" means any share of VisiJet Common Stock held of record by any stockholder who has duly exercised appraisal rights under the CGCL.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.1 below.

         "EXCHANGE AGENT" has the meaning set forth in Section 2.7 below.

         "FAIRNESS HEARING" has the meaning set forth in Section 3.9 below.

         "FEI" means Financial Entrepreneurs Incorporated, a Nevada corporation.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "HIRING COMMITTEE" has the meaning set forth in Section 6.5(f) below.

         "INFORMATION STATEMENT" has the meaning set forth in Section 3.9 below.

         "KNOWLEDGE" means actual knowledge, after reasonable investigation.

         "MERGER" has the meaning set forth in Section 2.1 below.

         "MERGER CONSIDERATION" has the meaning set forth in Section 2.6(a) below.

         "MOST RECENT FISCAL QUARTER END" means September 30, 2002.

         "NEW INVESTOR AGREEMENT" means the VisiJet, Inc. Common Stock and Warrant Purchase Agreement, dated as of November 27, 2002, by and between VisiJet and the New Investors and attached as EXHIBIT B hereto.

         "NEW INVESTORS" means the purchasers identified on the Schedule of Purchasers attached as Exhibit A to the New Investor Agreement.

         "NEW INVESTORS WARRANTS" means the warrants to purchase 4,528,481 shares of VisiJet Common Stock issuable pursuant to the terms and conditions of the New Investor Agreement.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PERMIT APPLICATION" has the meaning set forth in Section 3.9 below.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PNSO CERTIFICATE AMENDMENT" has the meaning set forth in Section 7.1(c) below.

         "PNSO COMMON STOCK" means the Common Stock, $.001 par value per share, of PNSO.

         "PRIOR VISIJET SHAREHOLDERS" means the holders of the VisiJet Common Stock and VisiJet Preferred Stock outstanding immediately prior to the closing of the New Investor Agreement.

         "PRIOR VISIJET SHAREHOLDERS WARRANT AGREEMENT" means the Warrant Agreement to be entered into by and among VisiJet and Transfer Agent and attached as EXHIBIT C hereto.

         PRIOR VISIJET SHAREHOLDERS WARRANTS" means warrants to purchase an aggregate of 1,720,000 shares of VisiJet Common Stock to be issued to the Prior VisiJet Shareholders.

         "PRO RATA" means the proportion of holdings of the respective holders of VisiJet Common Stock or VisiJet Preferred Stock (on an as-converted to VisiJet Common Stock basis in accordance with the terms hereof), as the case may be, immediately prior to the closing of the New Investor Agreement.

         "REQUISITE VISIJET SHAREHOLDER APPROVAL" means the affirmative vote of the eligible holders of a majority of each of (i) the outstanding shares of VisiJet Common Stock, (ii) the outstanding shares of Series A Preferred Stock of VisiJet, and (iii) the outstanding shares of Series B Preferred Stock of VisiJet, voting as separate classes.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SURVIVING CORPORATION" has the meaning set forth in Section 2.1 below.

         "TRANSFER AGENT" means Nevada Agency & Trust Company or such other stock transfer agent selected by PNSO.

         "VISIJET" has the meaning set forth in the preface above.

         "VISIJET ARTICLES AMENDMENT" has the meaning set forth in Section 7.1(b) below.

         "VISIJET CAPITAL STOCK" means the capital stock of VisiJet.

         "VISIJET COMMON STOCK" means the Common Stock, without par value, of VisiJet.

         "VISIJET PREFERRED STOCK" means the Series A Preferred Stock, without par value, and Series B Preferred Stock, without par value, of VisiJet.

         2. THE MERGER.

                  2.1 THE MERGER. Subject to the provisions of this Agreement and in accordance with the CGCL, Merger Sub shall be merged with and into VisiJet (the "Merger"). The Merger shall become effective (the time of such effectiveness referred hereto as the "Effective Time") upon the filing of an Agreement of Merger in the form attached hereto as EXHIBIT A (the "Agreement of Merger") with the Secretary of State of the State of California. On the Closing Date (as defined in Section 2.2), the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of the State of California. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and VisiJet shall continue as the Surviving Corporation and become a wholly-owned subsidiary of PNSO. VisiJet as the Surviving Corporation is hereinafter sometimes referred to as the "Surviving Corporation."

                  2.2 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree (the "Closing Date").

                  2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of VisiJet and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VisiJet and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  2.4 ARTICLES OF INCORPORATION; BYLAWS.

                           (a) At the Effective Time, the Articles of
Incorporation of the VisiJet as the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by such Articles of Incorporation and the CGCL, except that Article I of the amended and restated Articles of Incorporation of VisiJet, instead of reading the same as the Articles of Incorporation of Merger Sub, shall read as follows: "First: The name of the corporation is VisiJet, Inc."

                           (b) The Bylaws of VisiJet as the Surviving
Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by such Bylaws of the Surviving Corporation and the CGCL, except that all references in such Bylaws to Merger Sub shall be changed to refer to VisiJet, Inc.

                  2.5 DIRECTORS AND OFFICERS. At the Effective Time, the Board of Directors of PNSO and the Board of Directors of the Surviving Corporation shall each consist of Lance Doherty, Zach Georgopoulus, Dr. Richard Keates, Adam Krupp and Norman Schwartz, each to serve until their respective successors are duly elected or appointed. At the Effective Time, the resignation of the officers of PNSO and Merger Sub shall become effective and the officers of VisiJet immediately prior to the Effective Time shall be appointed as the officers of PNSO and remain the officers of the Surviving Corporation until their respective successors are duly elected or appointed, except that Lance Doherty shall hold the title of Interim Chief Executive Officer (rather than Chief Executive Officer) and Interim President of each of PNSO and the Surviving Corporation, respectively, prior to the appointment of a new Chief Executive Officer and President of each such entity pursuant to Sections 6.5(f) and 7.1(j) hereof.

                  2.6 MERGER CONSIDERATION; EFFECT ON VISIJET COMMON STOCK.

                           (a) CONVERSION OF VISIJET COMMON STOCK. At the
Effective Time, each one (1) share of VisiJet Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.6(c) hereof and any Dissenting Shares (to the extent provided in Section 2.10 hereof)) shall be canceled and converted automatically into the right to receive, upon surrender of the certificate representing such shares of VisiJet Common Stock in the manner provided in and subject to Section 2.7, one (1) share (the "Conversion Ratio") of PNSO Common Stock (the "Merger Consideration").

                           (b) ASSUMPTION OF WARRANTS. At the Effective Time,
any outstanding New Investors Warrant or Prior VisiJet Shareholders Warrant, without any further action by the holder thereof, (i) will be assumed by PNSO in connection with the Merger, (ii) shall continue to have, and be subject to, the same terms and conditions as were applicable to such warrant immediately prior to the Effective Time (including, but not limited to, any repurchase rights or vesting provisions), and, (iii) consistent with, and based on the Conversion Ratio, (A) any such warrant shall be exercisable for the same number of shares of PNSO Common Stock as the number of shares of VisiJet Common Stock underlying such warrant immediately prior to the Effective Time, and (B) the per share exercise price for the shares of PNSO Common Stock issuable upon exercise of such assumed warrant shall equal the per share exercise price for the shares of VisiJet Common Stock underlying such warrant immediately prior to the Effective Time.

                           (c) CANCELLATION OF VISIJET COMMON STOCK OWNED BY
PNSO. At the Effective Time, each share of VisiJet Common Stock owned by PNSO or any direct or indirect wholly owned subsidiary of PNSO immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                           (d) CAPITAL STOCK OF MERGER SUB. At the Effective
Time, each share of Capital Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.

                           (e) ADJUSTMENTS TO CONVERSION RATIOS. The Conversion
Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into PNSO Common Stock or VisiJet Capital Stock), reorganization, recapitalization or other like change with respect to PNSO Common Stock or VisiJet Capital Stock occurring after the date hereof and prior to the Effective Time.

                  2.7 PROCEDURE FOR PAYMENT.

                           (a) Immediately after the Effective Time, (i) PNSO
will furnish to Nevada Agency & Trust Company, #29550 West Liberty, Suite 880, Reno, Nevada 98014 (the "Exchange Agent") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of shares of PNSO Common Stock equal to the product of (A) the Conversion Ratio TIMES (B) the number of outstanding shares of VisiJet Common Stock (other than any Dissenting Shares and shares owned by PNSO) and (ii) PNSO will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding shares of VisiJet Common Stock for the holder to use in surrendering the certificates which represented his or its shares of VisiJet Common Stock (the "Certificates") in exchange for a certificate representing the number of shares of PNSO Common Stock to which he or it is entitled.

                           (b) PNSO will not pay any dividend or make any
distribution on shares of PNSO Common Stock (with a record date at or after the Effective Time) to any record holder of outstanding shares of VisiJet Common Stock until the holder surrenders for exchange his or its certificates which represented shares of VisiJet Common Stock. PNSO instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange.

                           (c) PNSO may cause the Exchange Agent to return any
shares of PNSO Common Stock and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding shares of VisiJet Common Stock shall be entitled to look to PNSO (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to shares of PNSO Common Stock and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

                           (d) VisiJet shall pay all charges and expenses of the
Exchange Agent.

                           (e) After the close of business on the Closing Date,
transfers of shares of VisiJet Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

                           (f) The provisions of this Section 2.7 shall also
apply to Dissenting Shares (defined in Section 2.10) that lose their status as such, except that the obligations of PNSO under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

                  2.8 NO FURTHER OWNERSHIP RIGHTS IN SHARES OF VISIJET COMMON STOCK. The shares of PNSO Common Stock delivered upon the surrender for exchange of shares of VisiJet Common Stock in accordance with the terms hereof (including any dividends or distributions) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of VisiJet Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of VisiJet Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

                  2.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration (and dividends and distributions) as may be required pursuant to
Section 2.6; PROVIDED, HOWEVER, that PNSO may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct and will indemnify it against any claim that may be made against PNSO, the Surviving Corporation and/or the Exchange Agent with respect to the Certificates alleged to have been lost stolen or destroyed.

                  2.10 DISSENTERS' RIGHTS. Dissenting Shares, if any, shall not be converted into shares of PNSO Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CGCL. VisiJet shall give PNSO prompt notice of any demand received by VisiJet to require VisiJet to purchase shares of VisiJet Common Stock, and PNSO shall have the right to direct (in consultation with VisiJet prior to the Closing Date) and to participate in all negotiations and proceedings with respect to such demand. VisiJet agrees that, except with the prior written consent of PNSO, which PNSO shall not unreasonably withhold or delay, or as required under the CGCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of CGCL, becomes entitled to payment of the fair value for shares of VisiJet Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, PNSO shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of VisiJet Common Stock, the Merger Consideration to which such shareholder would otherwise be entitled under this Agreement.

                  2.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of PNSO, Merger Sub and VisiJet will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of VisiJet and Merger Sub, the officers and directors of VisiJet and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF VISIJET. VisiJet represents and warrants to PNSO that the statements contained in this Section 3 are correct and complete, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                  3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. VisiJet is a corporation duly organized, validly existing, and in good standing under the laws of the state of California. VisiJet is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of VisiJet or on the ability of the parties to consummate the transactions contemplated by this Agreement. VisiJet has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  3.2 CAPITALIZATION. The entire authorized capital stock of VisiJet on the date hereof consists of 10,000,000 shares of Common Stock, without par value, and 5,000,000 shares of Preferred Stock, without par value, of which on the date hereof 7,713,401 shares of Common Stock are issued and outstanding, 140,306 shares of Series A Preferred Stock are issued and outstanding, and 363,945 shares of Series B Preferred Stock are issued and outstanding. All of the issued and outstanding shares of VisiJet Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require VisiJet to issue, sell, or otherwise cause to become outstanding any of its capital stock, except for the New Investors Warrants, the Prior VisiJet Shareholders Warrants and VisiJet's obligation to issue the Service Shares (as defined in Section 7.1(f) hereof). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Visijet.

                  3.3 AUTHORIZATION OF TRANSACTION. VisiJet has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; PROVIDED, HOWEVER, that VisiJet cannot consummate the Merger unless and until it receives the Requisite VisiJet Stockholder Approval and effects the VisiJet Articles Amendment. This Agreement constitutes the valid and legally binding obligation of Visijet, enforceable in accordance with its terms and conditions.

                  3.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of VisiJet is subject or any provision of the charter or bylaws of VisiJet or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of VisiJet is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the Knowledge of Visijet, other than in connection with the provisions of the CGCL, the Securities Act, and state securities laws, VisiJet does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

                  3.5 FINANCIAL STATEMENTS. VisiJet has furnished PNSO with its audited financial statements as of December 31, 2001 and 2000 and the years then ended, as well as unaudited financial statements as of the Most Recent Fiscal Quarter End (the "VISIJET FINANCIAL STATEMENTS"). The VisiJet Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of VisiJet as of the indicated dates and the results of operations of VisiJet for the indicated periods; PROVIDED, HOWEVER, that the statements for the Most Recent Fiscal Quarter End are subject to normal year-end adjustments.

                  3.6 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Since the Most Recent Fiscal Quarter End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of VisiJet taken as a whole.

                  3.7 UNDISCLOSED LIABILITIES. VisiJet has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for
(i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End and (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                  3.8 BROKERS' FEES. VisiJet has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  3.9 PERMIT APPLICATION, INFORMATION STATEMENT. The information supplied by VisiJet for inclusion in the application (the "Permit Application") for issuance of a permit (the "Permit") qualifying the issuance of the shares of PNSO Common Stock pursuant to Section 25121 of the California Securities Act and information statement to be sent to the holders of shares of VisiJet Common Stock to consider the Merger (such information statement as amended or supplemented is referred to herein as the "Information Statement"), will not, on the date the fairness hearing is held pursuant to Section 25142 of the California Securities Act (the "Fairness Hearing"), on the date the Information Statement is first mailed to the VisiJet Shareholders, or at the Effective Time, contain any statement which at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Permit Application or the consent solicitation which has become false or misleading. If at any time prior to the Effective Time any event relating to VisiJet or any of its respective affiliates, officers or directors should be discovered by VisiJet which should be set forth in an amendment or a supplement to the Permit Application or the Information Statement, VisiJet shall promptly inform PNSO and Merger Sub. Notwithstanding the foregoing, VisiJet makes no representation or warranty with respect to any information supplied by PNSO or Merger Sub which is contained in any of the foregoing documents.

                  3.10 REPRESENTATIONS COMPLETE. None of the representations or warranties made by VisiJet herein or in any Schedule or Exhibit hereto, including the VisiJet Disclosure Schedule, or certificate furnished by VisiJet pursuant to this Agreement when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF PNSO. PNSO represents and warrants to VisiJet that the statements contained in this Section 4 are correct and complete except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

                  4.1 ORGANIZATION. PNSO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all corporate power and authority required to (i) carry on its business as presently conducted and proposed to be conducted and (ii) enter into this Agreement. PNSO was incorporated on April 21, 1997 and, except as contemplated by this Agreement,
(i) has not engaged in any business activities of any type or kind whatsoever,
(ii) does not own any properties or assets, and (iii) is not party to or bound by any contract, commitment, agreement or understanding (whether written or oral). PNSO is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means collectively a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, (i) the business, operations, financial condition, results of operations, assets, liabilities or prospects of the applicable party or (ii) the transactions contemplated hereby.

                  4.2 CAPITALIZATION. The entire authorized capital stock of PNSO on the date hereof consists of 20,000,000 shares of Common Stock, of which 13,535,000 shares are issued and outstanding on the date hereof, and 10,000,000 shares of Preferred Stock, none of which are issued or outstanding on the date hereof. All the shares of PNSO Common Stock have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. No such outstanding shares of Common Stock were issued in violation of any pre-emptive rights, "poison pill" provisions, rights of first offer or refusal, or similar rights. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than this Agreement and outstanding warrants to purchase an aggregate of 235,000 shares of PNSO Common Stock, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which PNSO is a party or by which it is bound obligating PNSO to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of PNSO or obligating PNSO to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement, in each case, upon the consummation of the transactions contemplated by this Agreement or otherwise. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 of which are issued and outstanding and all of which are held by PNSO.

                  4.3 AUTHORIZATION OF TRANSACTION. Each of PNSO and Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to PNSO or any of its subsidiaries in connection with the execution and delivery of this Agreement by PNSO and Merger Sub or the consummation by PNSO and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger in California as provided in Section 2.1, (ii) the filing by PNSO of a Permit, (iii) the filing, if any, of a Report on Form 8-K with the SEC, (iv) the issuance of a Permit after a Fairness Hearing before the Department, (v) the filing of a Certificate of Amendment with the Delaware Secretary of State to effect the PNSO Certificate Amendment, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on PNSO and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of PNSO, enforceable in accordance with its terms and conditions.

                  4.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) contravene or conflict with the Certificate of Incorporation or By-Laws of PNSO or Merger Sub, (ii) constitute a violation of any provision of any federal, state, local or foreign law binding on PNSO or the Merger Sub, (iii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PNSO or Merger Sub is subject or any provision of the charter or bylaws of PNSO or Merger Sub or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which PNSO or Merger Sub is a party or by which either is bound or to which any of its assets is subject. Other than in connection with the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and state securities laws, neither PNSO nor Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

                  4.5 BROKERS' FEES. Neither PNSO nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which VisiJet could become liable or obligated, except the obligation to issue 236,000 shares of PNSO Common Stock to Richard Stanton as set forth in Section 6.5(c)(vi) hereof.

                  4.6 DISCLOSURE. The information supplied by PNSO for inclusion in the Permit Application and the Information Statement, will not, on the date of the Fairness Hearing, on the date the Information Statement is first mailed to the Shareholders, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Permit Application or the consent solicitation which has become false or misleading. If at any time prior to the Effective Time any event relating to PNSO or any of its respective affiliates, officers or directors should be discovered by PNSO which should be set forth in an amendment or a supplement to the Permit Application or the Information Statement, Buyer shall promptly inform VisiJet. Notwithstanding the foregoing, PNSO makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

                  4.7 LITIGATION. There is no action, suit, proceeding, claim, arbitration, investigation or inquiry ("Action") pending or, to PNSO's or the Merger Sub's knowledge, threatened: (i) against PNSO or the Merger Sub, their activities, properties or assets, or any officer, director or employee of PNSO or the Merger Sub in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, PNSO or the Merger Sub, or
(ii) that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. PNSO or the Merger Sub is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. No Action by PNSO or the Merger Sub is currently pending nor do PNSO or the Merger Sub intend to initiate any Action.

                  4.8 COMPLIANCE WITH LAW AND CHARTER DOCUMENTS. PNSO and the Merger Sub are not in violation or default of any provisions of their Certificate of Incorporation or By-laws. PNSO and the Merger Sub have complied in all respects and are in compliance with all applicable statutes, laws, rules, regulations and orders of the United States of America and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over PNSO's and the Merger Sub's business or properties. PNSO and the Merger Sub are not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, deed, trust, note, lease, sublease, voting agreement, voting trust or other instrument or agreement to which they are a party or by which they may be bound, or to which any of the property or assets of they are subject.

                  4.9 SEC DOCUMENTS.

                           (i) REPORTS. PNSO has filed all reports, schedules,
forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act and the Securities Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereafter referred to as "SEC Documents"). Each of the SEC Documents, as of the respective date thereof (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. PNSO is not a party to any contract, agreement or other arrangement that was required to have been filed as an exhibit to the SEC Documents that was not so filed. With the exception of any information related to this Agreement the transactions contemplated hereby, PNSO represents that it has not provided any "material nonpublic information" to VisiJet, as such is defined under applicable law, rule and regulation.

                           (ii) FINANCIAL STATEMENTS. Each of the audited and
unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Documents (A) was prepared in accordance with the books of account and other financial records of PNSO, (B) complied as to form in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (C) was prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence certain of footnote disclosure as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto), and (D) fairly presents the financial position of PNSO at the dates indicated and the results of its operations and cash flows for the periods indicated, subject, in the case of unaudited financial statements for interim periods, to normal and recurring year-end adjustments that have not and are not, reasonably expected to have a Material Adverse Effect, either individually or in the aggregate.

                  4.10 ABSENCE OF CERTAIN CHANGES SINCE BALANCE SHEET DATE. Since September 30, 2002, and without limiting the generality of the representations contained in the second sentence of Section 3(a) hereof, there has not been:

                           (i) any declaration, setting aside or payment of any
dividend or other distribution of the assets of PNSO with respect to any shares of capital stock of PNSO or any repurchase, redemption or other acquisition by PNSO or any subsidiary of PNSO of any outstanding shares of PNSO's capital stock;

                           (ii) any damage, destruction or loss, whether or not
covered by insurance;

                           (iii) any waiver by PNSO of a valuable right or of
any debt owed to it;

                           (iv) any change or amendment to, or any waiver of any
right under a contract or arrangement by which PNSO or any of its assets or properties is bound or subject, except for changes, amendments or waivers that are expressly provided for or disclosed in this Agreement;

                           (v) any change by PNSO in its accounting principles,
methods or practices or in the manner it keeps its accounting books and records, except any such change required by a change in GAAP or by the SEC; or

                           (vi) any other event or condition of any character,
except for such events and conditions that have not resulted, and are not expected to result, either individually or collectively, in a Material Adverse Effect.

                  4.11 ABSENCE OF UNDISCLOSED LIABILITIES. PNSO has no liabilities or obligations of any nature (whether known, unknown, asserted, unasserted, accrued, unaccrued, absolute, fixed, contingent, liquidated, unliquidated, due, to become due, or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations reflected in the SEC Documents filed and publicly available prior to the date of this Agreement.

                  4.12 INTELLECTUAL PROPERTY. PNSO owns or possesses adequate rights to use all patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, copyrights or other information (collectively, "Intellectual Property"), which are necessary to conduct its businesses as currently conducted or proposed to be conducted. To PNSO's knowledge, after due inquiry, no person is infringing on or violating any of PNSO's Intellectual Property and PNSO is unaware of any facts or circumstances that might give rise to the foregoing. PNSO has not received any notice of, and has no knowledge, after due inquiry, of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property and PNSO is unaware, after due inquiry, of any facts or circumstances which might give rise to the foregoing. To PNSO's knowledge, after due inquiry, none of the patent rights owned or licensed by PNSO are unenforceable or invalid. PNSO has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property.

                  4.13 REGISTRATION RIGHTS. Other than pursuant to the Registration Rights Agreement, PNSO is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of PNSO registered with the SEC or registered or qualified with any other governmental authority.

                  4.14 TITLE TO PROPERTY AND ASSETS. PNSO owns or possesses the necessary rights to all properties, assets, licenses, permits and the like required to operate its business as currently operated or proposed to be conducted. The properties and assets of PNSO are owned by PNSO free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests. With respect to the property and assets it leases, PNSO is in compliance with such leases in all respects.

                  4.15 TAXES. PNSO has filed all necessary federal, state, and foreign income and franchise tax returns due prior to the date hereof and has paid or accrued all taxes shown as due thereon. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of PNSO know of no basis for such claim.

                  4.16 INVESTMENT COMPANY. PNSO is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an investment company, or, a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  4.17 INSURANCE. PNSO maintains and will continue to maintain insurance of the types and in the amounts that PNSO reasonably believes is prudent and adequate for its business (based on the types and amounts maintained by companies of comparable size and engaged in similar businesses), all of which insurance is in full force and effect.

                  4.18 ACCOUNTING CONTROLS. PNSO maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  4.19 LABOR MATTERS. Prior to the transaction contemplated by this Agreement, PNSO has no employees nor has PNSO had any employees since its incorporation. No labor dispute with the employees of PNSO exists or, to the best knowledge of PNSO, is imminent.

                  4.20 TRANSFER TAXES. On the Closing Date, all stock transfer or other taxes (other than income taxes) that are required to be paid will be, or will have been, fully paid or provided for by PNSO and all laws imposing such taxes will be, or will have been, fully complied with.

                  4.21 COMPLIANCE. PNSO has conducted and is conducting its business in compliance with all applicable Federal, state, local and foreign statutes, laws, rules, regulations, ordinances, codes, decisions, decrees, directives and orders.

                  4.22 PERMITS. PNSO possesses and is operating in compliance with all licenses, certificates, consents, authorities, approvals and permits from all state, federal, foreign and other regulatory agencies or bodies necessary to conduct the businesses now operated by it, and PNSO has not received any notice of proceedings relating to the revocation or modification of any such permit or any circumstance which would lead it to believe that such proceedings are reasonably likely.

                  4.23 INTERESTED PARTY TRANSACTIONS.

                           (i) PNSO is not indebted to any director, officer,
employee or agent or any Associated Person (as defined below) of PNSO, and no such Associated Person is indebted to PNSO, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act (without regard to any dollar thresholds contained in Items 402 and 404).

                           (ii) No present or former officer or director of PNSO
or any Associated Person:

                                   (1) has any interest in (A) any property,
real or personal, tangible or intangible, used in or pertaining to the business of PNSO except for the normal rights of a stockholder; (B) any current competitor, customer, supplier or agent of PNSO or (C) any person which is currently a party to any contract or agreement with PNSO;

                                   (2) has an agreement, understanding,
contract, commitment or pending transaction relating to the purchase, sale or lease of real or personal property, goods, materials, supplies or services with PNSO;

                                   (3) has received from PNSO any commitment,
whether written or oral, to lend any funds to any such person;

                                   (4) is owed any amounts by PNSO; and

                                   (5) is a party to any transaction or
relationship with PNSO.

                           (iii) The consummation of the transactions
contemplated hereby will not (either alone, or upon the occurrence of any act or event, the lapse of time, or the giving of notice and failure to cure) result in any payment (severance or other) or provision of a benefit becoming due from PNSO or any successor or assign thereof to any director, officer or employee of PNSO or any successor or assign thereof.

                           (iv) "Associated Person" means (A) any holder of 10%
or more of the outstanding shares of PNSO's capital stock, (B) any associate (as "associate" is defined at Rule 14a-1(a) under the Exchange Act or relative ("relative" is defined as any person having a family relationship with the subject person, as family relationship is defined in the Instruction to Paragraph 401(d) of Regulation S-K of a present or former director or executive officer of PNSO), (C) any entity controlled, directly, or indirectly, individually or in the aggregate, by any present or former director or executive officer of PNSO or any relative or associate of any of such persons and (D) any entity 25% or more or the equity interests of which are owned individually or in the aggregate by any present or former director or executive officer of PNSO or any relative or associate of any of such persons.

                  4.24 FOREIGN CORRUPT PRACTICES. Neither PNSO nor any director, officer, agent, employee or other person acting on behalf of PNSO has, in the course of his actions for, or on behalf of, PNSO used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                  4.25 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         5. CONDUCT PRIOR TO THE EFFECTIVE TIME.

                  5.1 OPERATION OF BUSINESS. Between the date of this Agreement and the earlier of the Closing Date or termination of this Agreement pursuant to
Section 8, VisiJet shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, VisiJet agrees that it:

                           (i) will not authorize or effect any change in its
charter or bylaws (except as provided herein);

                           (ii) will not grant any options, warrants, or other
rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except as provided herein or upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                           (iii) will not declare, set aside, or pay any
dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

                           (iv) will not issue any note, bond, or other debt
security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                           (v) will not impose any Security Interest upon any of
its assets outside the Ordinary Course of Business;

                           (vi) will not make any capital investment in, make
any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(vii) will not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(viii) will not commit to do any of the foregoing.

                  5.2 FULL ACCESS. VisiJet will permit representatives of PNSO to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Visijet. PNSO will treat and hold as such any Confidential Information it receives from VisiJet in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to VisiJet all tangible embodiments (and all copies) thereof which are in its possession.

                  5.3 NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties herein. No disclosure by any party pursuant to this Section, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  5.4 INSURANCE AND INDEMNIFICATION. PNSO will observe any indemnification provisions now existing in the Articles of Incorporation or bylaws of VisiJet for the benefit of any individual who served as a director or officer of VisiJet at any time prior to the Effective Time.

                  5.5 NO SOLICITATION.

                           (a) From and after the date of this Agreement until
the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8, VisiJet shall not, directly or indirectly through any officer, director, employee, representative or agent of VisiJet or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving VisiJet other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an "Acquisition Proposal"); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal; provided, however, that VisiJet and its directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. VisiJet represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

                           (b) VisiJet shall notify PNSO immediately (and no
later than 24 hours) after receipt by VisiJet (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of VisiJet by any person or entity that informs VisiJet that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

         6. ADDITIONAL MATTERS.

                  6.1 PREPARATION OF PERMIT APPLICATION/INFORMATION STATEMENT.

                           (a) As soon as practicable after the execution of
this Agreement, VisiJet shall prepare, with the full cooperation of PNSO, an Information Statement for the shareholders of VisiJet to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby, including the VisiJet Articles Amendment. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of PNSO Common Stock to be received by the holders of shares of VisiJet Common Stock in the Merger. PNSO and VisiJet shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of PNSO and VisiJet agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. VisiJet will promptly advise PNSO, and PNSO will promptly advise VisiJet, in writing if at any time prior to the Effective Time either VisiJet or PNSO shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of VisiJet that the VisiJet shareholders approve the Merger, this Agreement and the VisiJet Articles Amendment and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of VisiJet. Anything to the contrary contained herein notwithstanding, VisiJet shall not include in the Information Statement any information with respect to PNSO or its affiliates or associates, the form and content of which information shall not have been approved by PNSO prior to such inclusion.

                           (b) As soon as practicable after the execution of
this Agreement, PNSO shall prepare, with the full cooperation of VisiJet, and file the Permit Application with the Department. PNSO and VisiJet shall each use reasonable commercial efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of PNSO and VisiJet agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. VisiJet will promptly advise PNSO, and PNSO will promptly advise VisiJet, in writing if at any time prior to the Effective Time either VisiJet or PNSO shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, PNSO shall not include in the Permit Application any information with respect to VisiJet or its affiliates or associates, the form and content of which information shall not have been approved by VisiJet prior to such inclusion.

                           (c) FILING OF REGISTRATION STATEMENT . In the event
the Department declines to issue a Permit covering the Merger, or the parties mutually agree to withdraw the Permit Application, then, the parties shall, solely at PNSO's election, proceed by the filing of a registration statement (on Form S-4 or such other form as may be appropriate to register the issuance of the PNSO Common Stock as contemplated herein) (a "Registration Statement") with the SEC covering the transaction, in which case the parties shall cooperate with each other in the preparation and filing of such Registration Statement and any amendments thereto.

                           (d) APPROVAL OF SHAREHOLDERS. As soon as practicable
after the Department issues the Permit or pursuant to the Registration Statement, as the case may be, VisiJet shall promptly take all action necessary in accordance with the CGCL, its Articles of Incorporation and Bylaws and this
Section 6, to solicit and obtain the Requisite VisiJet Shareholder Approval with respect to the Merger, this Agreement and the VisiJet Articles Amendment.

                           (e) PUBLIC DISCLOSURE. Unless otherwise permitted by
this Agreement, PNSO and VisiJet shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law. The foregoing shall not be construed as prohibiting VisiJet from indicating in general terms in response to inquiries from third parties concerning a potential acquisition that it is under a contractual obligation not to discuss such matters.

                  6.2 EXEMPTION FROM FEDERAL REGISTRATION; CALIFORNIA BLUE SKY. The parties contemplate that the PNSO Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof, and that the shares of PNSO Common Stock to be issued hereunder will be qualified under the California Securities Act, pursuant to Section 25121 thereof, after the Fairness Hearing has been held pursuant to the authority granted by Section 25142 of such California Securities Act. After the issuance of a Permit, each share of PNSO Common Stock shall be issued without any legend restricting the transfer of such shares except as relates to restrictions on the transfer of shares by affiliates of VisiJet and PNSO pursuant to Rule 144 itself or Rule 145 of the Securities Act, as applicable.

                  6.3 LEGAL REQUIREMENTS. Each of PNSO, Merger Sub and VisiJet will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any governmental entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  6.4 REORGANIZATION. PNSO and VisiJet shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be qualified as a tax-free "reorganization" described in Section 368 of the Internal Revenue Code.

                  6.5 ADDITIONAL AGREEMENTS.

                           (a) PRIOR VISIJET SHAREHOLDERS WARRANTS.

                                   (i) PRIOR VISIJET SHAREHOLDERS WARRANTS.
VisiJet hereby agrees that effective immediately prior to the closing of the New Investor Agreement, it will issue to the Prior VisiJet Shareholders the Prior VisiJet Shareholder Warrants on a Pro Rata basis. VisiJet further agrees that each Prior VisiJet Shareholders Warrant shall be exercisable for a price of $5.00 per share no earlier than the date upon which a registration statement covering the issuance of the shares of common stock to be issued upon exercise thereof shall have been declared effective by the SEC, such event to occur within two (2) years from the Closing Date.

                                   (ii) PRIOR VISIJET SHAREHOLDERS WARRANT
AGREEMENT. VisiJet hereby agrees that prior to the closing of the New Investor Agreement it will enter into, and PNSO hereby agrees that at the Effective Time it will assume VisiJet's obligations under, the Prior VisiJet Shareholders Warrant Agreement pursuant to which the combined company will be obligated to register the issuance of shares of common stock to be issued upon exercise of the warrants described above on or before two (2) years from the Closing Date.

                           (b) NEW INVESTOR AGREEMENTS. VisiJet hereby agrees
that immediately prior to the Effective Time it will enter into, and PNSO hereby agrees that at the Effective Time it will assume VisiJet's obligations under, the following agreements pursuant to the New Investor Agreement:

                                   (i) RIGHT OF FIRST REFUSAL AGREEMENT. The New
Investors will have the right to purchase securities issued by the combined company for a period of 150 days following the date of the Right of First Refusal Agreement.

                                   (ii) REGISTRATION RIGHTS AGREEMENT. The New
Investors will have demand, S-3 and piggyback registration rights with respect to the shares of common stock issued or issuable upon exercise or conversion of the New Investors Warrants.

                           (c) ISSUANCE OF PNSO SECURITIES. PNSO hereby agrees
that it will issue the following equity securities as soon as practicable following the Closing:

                                   (i) Warrant to purchase 1,500,000 shares of
PNSO Common Stock at an initial exercise price of $5.00 per share to FEI pursuant to the Memorandum of Understanding by and between PNSO and VisiJet dated as of November 6, 2001 (the "MOU");

                                   (ii) Warrant to purchase 25,000 shares of
PNSO Common Stock at an initial exercise price of $3.00 per share to Thomas F. DiMele, its director and President, pursuant to the MOU;

                                   (iii) Warrant to purchase 25,000 shares of
PNSO Common Stock at an initial exercise price of $3.00 per share to Laurence Schreiber, its director, Chief Executive Officer, Acting Chief Financial Officer, Vice President, Treasurer and Secretary, pursuant to the MOU;

                                   (iv) Approximately 250,000 shares of PNSO
Common Stock to Randal Bailey, Vice President of Marketing of VisiJet, pursuant to conversion of $350,000 in unpaid salary at a price per share equal to the closing price per share of the PNSO Common Stock on the Closing Date;

                                   (v) Approximately 70,000 shares of PNSO
Common Stock to Larry Hood, Vice President of Research and Development of VisiJet, pursuant to conversion of $100,000 in unpaid salary at a price per share equal to the closing price per share of the PNSO Common Stock on the Closing Date;

                                   (vi) 236,000 shares of PNSO Common Stock to
Richard Stanton in consideration of Mr. Stanton's services as a finder in connection with and pursuant to the New Investor Agreement; and

                                   (vii) Approximately 378,997 shares of Common
Stock to FEI pursuant to conversion of approximately $378,997 in principal and interest due by VisiJet to FEI pursuant to a Promissory Note dated April 3, 2002.

                           (d) ISSUANCE OF PROMISSORY NOTES. PNSO hereby agrees
that as soon as practicable following the Closing, it will issue:

                                   (i) a two-year Promissory Note in the
principal amount of $150,000 and bearing interest at a rate of 3.5% per annum to Randal Bailey in cancellation of $150,000 in accrued salary; and

                                   (ii) a one-year Promissory Note in the
principal amount of $100,000 and bearing interest at a rate of 3.5% per annum to Larry Hood in cancellation of $100,000 in accrued salary.

                           (e) RESERVATION OF PNSO COMMON STOCK FOR ISSUANCE OF
OPTIONS. PNSO hereby agrees that it will, as soon as practicable after the Closing, establish a reserve for the issuance of options to purchase 1,000,000 shares of its Common Stock.

                           (f) NEW OFFICERS OF PNSO AND SURVIVING CORPORATION;
HIRING COMMITTEES. The parties hereby agree that PNSO and the Surviving Corporation shall take all necessary corporate action such that, as soon as practicable after the Closing, PNSO's and the Surviving Corporation's respective Board of Directors shall have each formed a Hiring Committee consisting of outside directors Norman Schwartz, Dr. Richard Keates and Adam Krupp (collectively, the "Hiring Committees") for the purpose of appointing a new Chief Executive Officer and President of each of PNSO and the Surviving Corporation, provided that (i) such appointment(s) by the Hiring Committee will occur no later than six (6) months from the Closing Date and (ii) such appointee(s) shall not have been a securityholder of any of VisiJet, the Surviving Corporation or PNSO; shall not have received any compensation from any of VisiJet, the Surviving Corporation or PNSO; and shall not otherwise have been affiliated with any of VisiJet, the Surviving Corporation or PNSO, at any time prior to such appointment.

         7. CONDITIONS TO THE MERGER.

                  7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                           (a) SHAREHOLDER APPROVAL. The Requisite VisiJet
Shareholder Approval shall have been obtained with respect to this Agreement, the Merger and the VisiJet Articles Amendment.

                           (b) VISIJET ARTICLES AMENDMENT. The Articles of
Incorporation of VisiJet shall have been amended (the "VisiJet Articles Amendment") to provide (i) for the conversion immediately prior to the Effective Time of each one (1) outstanding share of Series A Preferred Stock of VisiJet into two (2) shares of VisiJet Common Stock and each one (1) outstanding shares of Series B Preferred Stock of VisiJet into one and one half (1.5) shares of VisiJet Common Stock, (ii) for an increase in the authorized number of shares of VisiJet Common Stock from 10,000,000 to 20,000,000, and (iii) that no fractional shares shall be issued upon the conversion of VisiJet Preferred Stock into VisiJet Common Stock, and that the number of shares of VisiJet Common Stock to be issued upon any such conversion shall be rounded upward to the nearest whole share.

                           (c) PNSO CERTIFICATE AMENDMENT. The Certificate of
Incorporation of PNSO shall have been amended (the "PNSO Certificate Amendment") to increase the authorized number of shares of PNSO Common Stock from 20,000,000 to 50,000,000.

                           (d) PRIOR VISIJET SHAREHOLDERS WARRANT AGREEMENT.
VisiJet and Transfer Agent shall have entered into the Prior VisiJet Shareholders Warrant Agreement.

                           (e) NEW INVESTOR AGREEMENT CLOSING. 3,528,481 shares
of VisiJet Common Stock shall have been issued and the New Investors Warrants shall have been granted to the New Investors upon the closing of the New Investor Agreement and immediately prior to the Effective Time.

                           (f) FAIRNESS HEARING. A Permit for the issuance of
the shares of PNSO Common Stock shall have been issued by the Department or, if the Department declines to issue a Permit and PNSO elects to file a Registration Statement pursuant to Section 6.1(c) hereof, such Registration Statement shall have been declared effective by the SEC.

                           (g) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a material adverse effect on either PNSO or on PNSO combined with the Surviving Corporation, after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                           (h) GOVERNMENTAL APPROVAL. PNSO, VisiJet and Merger
Sub and their respective subsidiaries shall have timely obtained from each governmental entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, and under state blue sky laws, other than filings and approvals relating to the Merger or any of its properties if failure to obtain such approval, waiver or consent would not have a material adverse effect on PNSO or on PNSO combined with the Surviving Corporation after the Effective Time.

                           (i) BLUE SKY LAW. PNSO shall have received all state
securities or blue sky permits and other authorizations necessary to issue shares of PNSO Common Stock pursuant to the Merger.

                           (j) OFFICER RESIGNATION. Lance Doherty shall have
delivered his resignation as Interim Chief Executive Officer and Interim President of each of PNSO and the Surviving Corporation, effective as of the respective effective dates of the appointments of a new Chief Executive Officer and President of each of PNSO and the Surviving Corporation.

                           (k) LOCKUP AGREEMENT. Each of the New Investors, FEI,
Lance Doherty, The Doherty Trust dtd 8/27/97, Zach Georgopoulus and Randy Bailey shall have entered into the Lockup Agreement attached hereto as EXHIBIT D pursuant to which each such person or entity shall have agreed to certain restrictions on the transfer of his or its shares of PNSO Common Stock for a period of two years following the Closing Date.

                  7.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PNSO AND MERGER SUB. The obligations of PNSO and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by PNSO and Merger Sub:

                           (a) REPRESENTATIONS AND WARRANTIES. The
representations and warranties of VisiJet set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be correct in all respects) as of the Closing Date (except for representations and warranties that speak specifically as of the date hereof or as of another specific date, which shall be true and correct as of such date) as though made on and as of the Closing Date.

                           (b) PERFORMANCE OF OBLIGATIONS. VisiJet shall have
performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

                           (c) THIRD PARTY CONSENTS. All consents or approvals
required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

                           (d) NO LITIGATION. There shall not be pending any
legal proceeding in which there is a reasonable likelihood of an outcome that would have a material adverse effect on VisiJet or a material adverse effect on
PNSO: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from PNSO or any of its subsidiaries, or VisiJet, any damages or other relief that would be material to PNSO; (c) seeking to prohibit or limit in any material respect PNSO's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of VisiJet; or (d) which would affect adversely the right of PNSO or VisiJet to own the assets or operate the business of VisiJet.

                           (e) NO ADVERSE DEVELOPMENT. There shall not have been
any material adverse effect to VisiJet since the date of this Agreement.

                           (f) LICENSE AGREEMENT. VisiJet, PNSO and SurgiJet
shall have executed amendments to the Patent License Agreement, the Technology License Agreement, and the Trademark License Agreement between them, each dated as of October 23, 1998, in form reasonably satisfactory to PNSO, and all consents or approvals required to be obtained in connection therewith shall have been obtained and shall be in full force and effect.

                           (g) DISSENTER'S SHARES. The holders of not more than
five percent (5%) of the outstanding shares of VisiJet Common Stock outstanding immediately prior to the Effective Time shall have voted against the Merger or shall otherwise be eligible as Dissenters' Shares.

                           (h) SERVICE SHARES ISSUANCE. Prior to the issuance of
the Prior VisiJet Shareholders Warrants, VisiJet shall have issued 60,069 shares of VisiJet Common Stock (the "Service Shares") to certain VisiJet shareholders in consideration of past services rendered by such persons to VisiJet.

                           (i) ISSUANCE OF PRIOR VISIJET SHAREHOLDERS WARRANTS.
The Prior VisiJet Shareholders Warrants shall have been issued to the Prior VisiJet Shareholders, such issuance to be effective immediately prior to the closing of the New Investor Agreement.

                           (j) DIRECTOR RESIGNATION. VisiJet shall have received
the resignation, effective as of the Effective Time, of Marilyn Doherty from VisiJet's Board of Directors.

                  7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF VISIJET. The obligation of VisiJet to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by VisiJet:

                           (a) REPRESENTATIONS AND WARRANTIES. The
representations and warranties of PNSO and Merger Sub as set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be correct in all respects) as of the Closing Date (except for representations and warranties that speak specifically as of the date hereof or as of another specific date, which shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date.

                           (b) PERFORMANCE OF OBLIGATIONS. PNSO shall have
performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing; and

                           (c) CANCELLATION OF FEI SHARES. PNSO shall have
effected the cancellation of 7,957,000 of its shares of Common Stock held by FEI.

                           (d) RESIGNATIONS. PNSO shall have received the
resignations, effective as of the Effective Time, of the officers and directors of PNSO and Merger Sub in office immediately prior to the Effective Time.

         8. TERMINATION OF THE AGREEMENT.

                  8.1 TERMINATION OF THE AGREEMENT. Either PNSO or VisiJet may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                           (i) by mutual written consent at any time prior to
the Effective Time;

                           (ii) PNSO may terminate this Agreement by giving
written notice to VisiJet at any time prior to the Effective Time (A) in the event VisiJet has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, PNSO has notified VisiJet of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (B) if the transaction is not approved by the Department and PNSO elects not to file a Registration Statement pursuant to
Section 6.1(c) hereof, (C) if PNSO's Board of Directors shall have recommended a superior proposal to the PNSO shareholders pursuant to the exercise of its fiduciary duties, or (D) if the Closing shall not have occurred on or before April 30, 2003, by reason of the failure of any condition precedent under
Section 7.1 hereof (unless the failure results primarily from PNSO breaching any representation, warranty, or covenant contained in this Agreement); PROVIDED, HOWEVER, that such date shall be extended to August 30, 2003 if the transaction is not approved by the Department and PNSO elects to file a Registration Statement pursuant to Section 6.1(c) hereof;

                           (iii) VisiJet may terminate this Agreement by giving
written notice to PNSO at any time prior to the Effective Time (A) in the event PNSO has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, VisiJet has notified PNSO of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (B) if VisiJet's Board of Directors shall have recommended a superior proposal to the VisiJet shareholders pursuant to the exercise of its fiduciary duties pursuant to Section 5.5 hereof, or (C) if the Closing shall not have occurred on or before April 30, 2003, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from VisiJet breaching any representation, warranty, or covenant contained in this Agreement); PROVIDED, HOWEVER, that such date shall be extended to August 30, 2003 if the transaction is not approved by the Department and PNSO elects to complete the transaction by the filing of a Registration Statement pursuant to Section 6.1(c) hereof; and

                           (iv) PNSO or VisiJet may terminate this Agreement by
giving written notice to the other at any time in the event this Agreement and the Merger fail to receive the Requisite VisiJet Stockholder Approval.

                  8.2 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to this Section 8, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); PROVIDED, HOWEVER, that the confidentiality provisions contained herein shall survive any such termination.

         9. MISCELLANEOUS.

                  9.1 SURVIVAL. None of the representations, warranties, and covenants of the parties shall survive the Effective Time.

                  9.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; PROVIDED, HOWEVER, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other party prior to making the disclosure).

                  9.3 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provisions in Section 2 above concerning issuance of shares of PNSO Common Stock are intended for the benefit of VisiJet shareholders, and (ii) each Person identified in Section 6.5 of this Agreement may enforce the provisions of that Section applicable to him, it being understood that such provisions are for the express benefit of such named Persons, but solely to the extent that the Merger has occurred and this Agreement is not earlier terminated pursuant to the terms of Section 8 hereto.

                  9.4 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  9.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

                  9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  9.7 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.8 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  IF TO VISIJET:

                  VisiJet, Inc.
                  188 Technology Drive, Suite D
                  Irvine, CA  92618
                  Fax:  949-453-9652
                  Attn:  President

                  IF TO PNSO:

                  18271 McDurmott West, Suite A-1
                  Irvine, CA  92614
                  Attn:  President


         Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                  9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                  9.10 AMENDMENTS AND WAIVERS. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the CGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  9.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  9.12 EXPENSES. Each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  9.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                  9.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Agreement as of the date first above written.

Ponte Nossa Acquisition Corp.


By:   /S/ LAURENCE SCHREIBER
      -------------------------------------------
      Laurence Schreiber, Chief Executive Officer



Visijet, Inc.


By:   /S/ LANCE DOHERTY
      -------------------------------------------
      Lance Doherty, President



VisiJet Acquisition Corporation


By:   /S/ LAURENCE SCHREIBER
      -------------------------------------------
      Laurence Schreiber, Chief Executive Officer